Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-4 of The E.W. Scripps Company of our report dated March 10, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 14, which is as of October 24, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Journal Communications, Inc.'s Current Report on Form 8-K dated October 24, 2014. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 28, 2015